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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                             SEC FILE NUMBER

                                             CUSIP NUMBER

(Check One):
 /x/ Form 10-KSB / / Form 20-F / / Form 11-K
/ / Form 10-Q and Form 10-QSB / / Form N-SAR

               For Period Ended:     November 30, 1998

              / / Transition Report on Form 10-K
              / / Transition Report on Form 20-F
              / / Transition Report on Form 11-K
              / / Transition Report on Form 10-Q
              / / Transition Report on Form N-SAR

               For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


Part I - Registrant Information

Officeland Inc.
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Full Name of Registrant


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Former Name if Applicable

312 Dolomite Drive, Suite 212
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Address of Principal Executive Office (Street and Number)

Downsview, Ontario, Canada M3J 2N2
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City, State and Zip Code





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Part II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/ / (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, on Form 10-KSB, will be filed on or before the fifteenth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why Form 10-KSB, could not be filed within the prescribed period.

Acquisitions of companies acquired during fiscal year 1998 requiring audits have caused a delay in completing consolidated financial statements and applying
GAAP adjustments.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification

CHRISTOPHER WALKER, CFO                       (416)        736 - 4000
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             (Name)                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /X/ Yes / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? / / Yes /X/ No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                  Officeland Inc.
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            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   February 24, 1999                        By   Christopher Walker, CFO
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.